Exhibit (a)(5)(ii)

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BlackRock Technology and Private Equity Term Trust (BTX) Commences Tender Offer for up to 50% of outstanding common shares

New York, June 9, 2025 –BlackRock Technology and Private Equity Term Trust (NYSE: BTX) (the “Fund”) announced today the commencement, expiration and pricing dates of the previously announced offer to repurchase up to 50% of outstanding common shares at a price per share equal to 99.5% of the Fund’s net asset value (“NAV”) per common share as determined on the pricing date (the “Tender Offer”).

The Fund’s Board of Trustees approved the dates as detailed in the table below:

Commencement Date	Monday, June 9, 2025

Expiration Date and Time	Tuesday, July 8, 2025 at 11:59 p.m. Eastern Time, unless otherwise extended

Pricing Date	Wednesday July 9, 2025

Shares of the Fund will be repurchased at a price equal to 99.5% of the Fund’s NAV per share as determined as of the close of the regular trading session of the NYSE on the next day the NAV is calculated after the expiration date of the Tender Offer (or, if the Tender Offer is extended, on the next day the NAV is calculated after the day to which the Tender Offer is extended). If more than 50% of the Fund’s outstanding common shares are tendered, the Fund will purchase its shares from tendering shareholders on a pro rata basis. Accordingly, there is no assurance that the Fund will purchase all of the shares tendered by a shareholder in the Tender Offer. Payments for shares tendered and accepted are expected to be made approximately five business days after the expiration date. Shareholders participating in the Tender Offer will not be entitled to receive the July 2025 monthly distribution on tendered shares.

The terms and conditions of the Tender Offer are set forth in an Offer to Purchase, a related Letter of Transmittal, and related documents, which will be distributed to the Fund’s common shareholders and filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT NOTICE

This press release is for informational purposes only and shall not constitute an offer or a solicitation to buy any common shares. Any offer to purchase Fund common shares will be made pursuant to an offer on Schedule TO. COMMON SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS, INCLUDING THE OFFER TO PURCHASE AND ANY SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY ARE FILED AND BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF COMMON SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Common shareholders may obtain a free copy of any of these statements and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) at the website maintained by the SEC at www.sec.gov or by directing such requests to the applicable Fund.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate.

Availability of Fund Updates

BlackRock will update performance and certain other data for the Fund on a monthly basis on its website in the “Closed-end Funds” section of www.blackrock.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated performance information and the release of other material information about the Fund. This reference to BlackRock’s website is intended to allow investors public access to information regarding the Fund and does not, and is not intended to, incorporate BlackRock’s website in this release.

Forward-Looking Statements

This press release, and other statements that BlackRock or the Fund may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Fund or the Fund’s net asset value; (2) the relative and absolute investment performance of the Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, and regulatory, supervisory or enforcement actions of government agencies relating to the Fund or BlackRock, as applicable; (8) terrorist activities, international hostilities, health epidemics and/or pandemics and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Fund with the SEC are accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Fund. The information contained on BlackRock’s website is not a part of this press release.

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